STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
DELIVERED 11:53 AM 05/08/2007
FILED 11:53 AM 05/08/2007
SRV 070533300 - 3466511 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Select Brand Holdings Inc.

corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY

1. The name of the corporation is: Select Brand Holdings Inc.

2. That a Certificate of Amendment

(Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on May 2. 2007 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuraty or defect of said Certificate is: (must be specific)

Wrong Name

4. Article First of the Certificate is corrected to read as follows:

Selective Brands Holdings Inc.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction this 8th day of May, 2007.

By /s/ Robert Carrena
Robert Carrena, CEO, Vice Chair